Exhibit 12.3


                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)

                                                                       Twelve Months Ended
                                     September 30,                         December 31,
                                     ------------- ------------------------------------------------------------

                                         1999         1998         1997         1996         1995        1994
                                      ---------    ---------    ---------    ---------    ---------    --------
Earnings:
  Net Income ......................   $ 130,894a   $ 255,247    $ 251,493    $ 243,471    $ 239,570    $243,486
  Income taxes (1) ................      70,927      159,456      153,324      132,961      141,267     177,244
  Fixed Charges ...................     185,174      188,568      195,055      203,855      214,768     213,581
                                      ---------    ---------    ---------    ---------    ---------    --------
    Total .........................   $ 386,995    $ 603,271    $ 599,872    $ 580,287    $ 595,605    $634,311
                                      =========    =========    =========    =========    =========    ========

Fixed Charges:
  Interest expense ................   $ 141,639    $ 144,695    $ 150,335    $ 158,287    $ 168,175    $166,045
  Amortization of debt discount,
    premium and expense ...........       7,439        7,580        7,791        8,176        8,622       8,854
  Estimated interest portion of
    annual rents (2) ..............      36,096       36,293       36,929       37,392       37,971      38,682
                                      ---------    ---------    ---------    ---------    ---------    --------
    Total .........................   $ 185,174    $ 188,568    $ 195,055    $ 203,855    $ 214,768    $213,581
                                      =========    =========    =========    =========    =========    ========

Ratio of Earnings to Fixed Charges
  (rounded down) ..................        2.08         3.19         3.07         2.84         2.77        2.96

(1) Income Taxes:
     Charged to operations ........   $ 196,344    $ 192,207    $ 184,737    $ 178,513    $ 178,865    $168,202
     Income Tax Benefit-
       Disallowance b .............     (94,115)         N/A          N/A          N/A          N/A         N/A
     Charged (credited) to other
       accounts ...................     (31,302)     (32,751)     (31,413)     (45,552)     (37,598)      9,042
                                      ---------    ---------    ---------    ---------    ---------    --------
       Total ......................   $  70,927    $ 159,456    $ 153,324    $ 132,961    $ 141,267    $177,244
                                      =========    =========    =========    =========    =========    ========

(2) Estimated interest portion of
     Unit 2 lease payments included
     in estimated interest portion
     of annual rentals ............   $  33,990    $  34,315    $  34,720    $  35,083    $  35,422    $ 35,710
                                      =========    =========    =========    =========    =========    ========

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a    Net Income for twelve months ended September 1999 reflects an extraordinary charge  for a  regulatory  disallowance.

b Income taxes reported on the Company's income statement are shown excluding the effects of the regulatory disallowance.